Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Appoints Neal West Vice President and Chief Accounting Officer
FOOTHILL RANCH, Calif. – June 10, 2008 – Kaiser Aluminum (NASDAQ:KALU) today announced the appointment of Neal West to the position of Vice President and Chief Accounting Officer (CAO). West replaces Lynton Rowsell, who is returning to the accounting firm Ernst & Young.
“Neal is a highly skilled and experienced accounting professional and we are fortunate to have him as part of the organization,” said Jack A. Hockema, president, chairman and CEO of Kaiser Aluminum. “We wish Lynton all the best and look forward to Neal playing an important role in our future.”
West joins Kaiser Aluminum from Gateway, Inc., where he served as vice president and principal accounting officer since 2005. Prior to Gateway, West served in several roles over 19 years with Neptune Orient Lines/APL, one of the world’s largest container shipping and logistics companies, and was most recently Vice President, Controller for APL Logistics, Ltd., a $1.2 billion international warehousing and logistics division of Neptune Orient Lines. He holds a Master of Science degree in Information Systems from Roosevelt University and a Bachelor of Science degree in Accounting and Business Administration from Illinois State University.
Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The company’s North American facilities annually produce more than 500 million pounds of value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the company was founded in 1946. The company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.
F-1094
Certain statements in this release relate to future events and expectations and, as a result, constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) the effectiveness of management’s strategies and decisions; (b) adverse changes in economic or aluminum industry conditions generally; (c) adverse changes in the markets served by the company, including the aerospace, defense, general engineering, automotive, distribution and other markets; (d) the company’s inability to achieve the level of cash generation, margin improvements, cost savings, or earnings or revenue growth anticipated by management; (e) the impact of the company’s future earnings, financial condition, capital requirements and other factors on its ability to pay future dividends and any decision by the company’s board of directors in that regard; and (f) the other risk factors summarized in the company’s Form 10-K for the year ended December 31, 2007 and other reports filed with the Securities and Exchange Commission.
Investor Relations Contact:
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740
Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(323) 762-1818